Exhibit 99.1





                        PROLOGIC MANAGEMENT SYSTEMS, INC.


                              FINANCIAL STATEMENTS


                       YEARS ENDED MARCH 31, 2006 and 2005

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                                    CONTENTS





Report of Independent Registered Public Accounting Firm                     F-3

  Financial Statements
       Balance Sheet                                                        F-4
       Statements of Operations                                             F-5
       Statements of Changes in Stockholders' Deficit                       F-6
       Statements of Cash Flows                                             F-7

Notes to Financial Statements                                               F-8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

To the Board of Directors and Stockholders
Prologic Management Systems, Inc.

We have audited the accompanying balance sheet of Prologic Management Systems, Inc. (the "Company") as of March 31, 2006, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prologic Management Systems, Inc. as of March 31, 2006, and the results of its operations and cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has negative working capital and a stockholders' deficit. The Company has also had all of its operating assets foreclosed upon and no longer has any continuing operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/ EPSTEIN, WEBER & CONOVER, PLC
    -----------------------------
    Scottsdale, Arizona
    July 20, 2006


                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                                  BALANCE SHEET


ASSETS

   Cash                                                                                             $            12
                                                                                                      --------------

TOTAL ASSETS                                                                                        $            12
                                                                                                      ==============

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

 Current liabilities:
   Due to Shareholders                                                                              $        95,735
   Accounts payable                                                                                         183,695
   Notes payable (Note 4)                                                                                   398,846
   Accrued expenses                                                                                         602,443
   Accrued dividends                                                                                        325,400
                                                                                                      --------------

TOTAL LIABILITIES                                                                                         1,606,119
                                                                                                      --------------

Commitments and contingencies (Note 9)

Manditorily Redeemable Preferred stock (Note 6):

   Series A cumulative convertible preferred stock, no par value, 16,667 shares authorized, 16,667 shares issued and outstanding, aggregate liquidation
    preference of $100,002                                                                                  100,000

   Series B cumulative convertible preferred stock, no par value, 100,000 shares authorized, 9,500 shares issued and outstanding, aggregate liquidation
    preference of $95,000                                                                                    68,588

   Series C cumulative convertible preferred stock, no par value, 100,000 shares authorized, 55,850 shares issued and outstanding, aggregate liquidation
    preference of $558,500                                                                                  558,500

                                                                                                      --------------

Total  Redeemable Preferred Stock                                                                           727,088
                                                                                                      --------------

   Stockholders' Deficit:

   Common stock, no par value, 50,000,000 shares authorized, 7,301,364  shares
    issued and outstanding at March 31, 2006                                                             10,205,467
   Additional paid in capital                                                                               970,766
   Accumulated deficit                                                                                  (13,509,428)
                                                                                                      --------------

TOTAL STOCKHOLDERS' DEFICIT                                                                              (2,333,195)
                                                                                                      --------------

TOTAL LIABILITIES, PREFERRED STOCK AND
  STOCKHOLDERS' DEFICIT                                                                             $            12
                                                                                                      ==============


                See accompanying notes to financial statements.

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS

                                                                                             Years ended March 31,
                                                                                         ------------------------------
                                                                                             2006              2005
                                                                                         -------------     ------------

REVENUE                                                                                $            -    $           -
                                                                                         -------------     ------------
OPERATING EXPENSES:
  General and administrative                                                                  185,384          173,012
                                                                                         -------------     ------------
    Total operating expenses                                                                  185,384          173,012
                                                                                         -------------     ------------
OTHER INCOME
  Gain on relief of debt                                                                        9,606                -
                                                                                         -------------     ------------

LOSS BEFORE INCOME TAXES,  AND DISCONTINUED OPERATIONS                                       (175,778)        (173,012)
                                                                                         -------------     ------------
INCOME TAX (BENEFIT) PROVISION                                                                      -                -
                                                                                         -------------     ------------

INCOME (LOSS) FROM CONTINUING OPERATIONS                                                     (175,778)        (173,012)
                                                                                         -------------     ------------

DISCONTINUED OPERATIONS

  Gain on disposal of assets in discontinued business segments,
   no income tax effect                                                                             -        2,757,617
                                                                                         -------------     ------------

NET INCOME (Loss)                                                                      $     (175,778)   $   2,584,605
                                                                                         =============     ============

Weighted average number of common shares:
  Basic and diluted                                                                         7,281,537        7,275,048
                                                                                         =============     ============

Basic and Diluted Income (Loss) per common share:
  Continuing operations                                                                $        (0.03)   $       (0.03)
  Discontinued operations                                                                        0.00             0.37
                                                                                         -------------     ------------
    Net (loss) income  per share                                                       $        (0.03)   $        0.34
                                                                                         =============     ============


                 See accompanying notes to financial statements.

PROLOGIC MANAGEMENT SYSTEMS, INC.

STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT FOR THE YEARS ENDED MARCH 31, 2006 AND 2005

                        Mandatorily Redeemable
                      Convertible Preferred Stock
            ----------------------------------------------                                Additional
                                                                        Common Stock       Paid-In    Accumulated
            Shares  Amount  Shares Amount  Shares  Amount   Total     Shares    Amount     Capital      Deficit       Total
            -------------------------------------------------------------------------------------------------------------------
Balance,
 March 31,
 2004       16,667 $100,000  9,500 $68,588 55,850 $558,500 $727,088 7,275,048 $10,205,073  $970,766  $(15,771,555) $(4,595,716)

Dividend
 accrual                                                                                                  (73,350)     (73,350)

Net income                                                                                               2,584,605    2,584,605
            -------------------------------------------------------------------------------------------------------------------
Balance,
 March 31,
 2005       16,667 $100,000  9,500 $68,588 55,850 $558,500 $727,088 7,275,048 $10,205,073  $970,766  $(13,260,300) $(2,084,461)
            -------------------------------------------------------------------------------------------------------------------
Dividend
 accrual                                                                                                  (73,350)     (73,350)

Stock
 issued for
 conversion
 of debt                                                               26,316         394                                   394

Net loss                                                                                                 (175,778)    (175,778)
            -------------------------------------------------------------------------------------------------------------------
Balance,
 March 31,
 2006       16,667 $100,000  9,500 $68,588 55,850 $558,500 $727,088 7,301,364 $10,205,467  $970,766  $(13,509,428) $(2,333,195)
            ===================================================================================================================


                 See accompanying notes to financial statements.

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                         Years ended March 31,
                                                                                        2006             2005
                                                                                   --------------   --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                               $     (175,778)  $    2,584,605
  Adjustments to reconcile net income to net cash provided by operating activities:
    Gain on exchange of common stock for debt                                             (9,606)               -
    Gain from discontinued operations                                                          -       (2,757,617)
    Change in assets and liabilities:
      Accrued expenses                                                                   185,055          171,772
                                                                                   --------------   --------------

Net cash  (used in) operating activities                                                    (329)          (1,240)
                                                                                   --------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:

Net cash (used in) investing activities                                                        -                -
                                                                                   --------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:

Net cash  provided by financing activities                                                     -                -
                                                                                   --------------   --------------

Net (decrease)  in cash                                                                     (329)          (1,240)

Cash, beginning of year                                                                      341            1,581
                                                                                   --------------   --------------

Cash, end of year                                                                 $           12   $          341
                                                                                   ==============   ==============

SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION:
  Cash paid during the year for interest                                          $            -   $            -
                                                                                   ==============   ==============

NON-CASH FINANCING AND INVESTING ACTIVITIES:

 Common stock issued in exchange for relief of debt                               $          394                -
                                                                                   ==============   ==============
 Assets transferred in foreclosure action                                         $            -   $          545
                                                                                   ==============   ==============
 Debt forgiven in foreclosure action                                              $            -   $    2,758,162
                                                                                   ==============   ==============

                 See accompanying notes to financial statements.

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

NOTE 1 -- ORGANIZATION AND OPERATIONS

Nature of Business and Summary of Operations

Prologic Management Systems, Inc. (the "Company") is an Arizona corporation founded in 1984. The Company and its former wholly owned subsidiary, BASIS, Inc. ("BASIS"), were subject to foreclosure action in February of 2004. Prior to the foreclosure action, the Company provided commercial systems integration and professional services firm.

Effective March 24, 2005, the Corporate Charter of BASIS was dissolved administratively by the Arizona Corporation Commission for the failure to file an annual report. At the time of dissolution, BASIS was not conducting any business and had not conducted any business for over one year.

As of March 31, 2006, the Company had approximately $1,606,000 of liabilities and obligations to third parties. The Company continues to negotiate its obligations with the individual creditors.

As a result of a foreclosure on substantially all of the Company's assets, the Company ceased to have ongoing business operations. The Company has no operations and no sources of revenue. The Company does not have any current agreements or plan to replace the assets or business units taken under the foreclosure action.

Management is analyzing options regarding the Company's solvency and creditor issues facing the Company as well as seeking potential business opportunities that may be appropriate for the Company's long-term growth strategy.

Management's Plans
------------------

In light of the foreclosure action and subsequent dissolution of BASIS, Inc., the management focus is on trying to restructure the remaining debt on the balance sheet with the intent of converting a significant amount of the debt to equity. If this can be accomplished effectively and in a reasonable period of time, management would then consider the acquisition or merger with one or more companies, which would be a good candidate for the public entity. Currently, the board intends to work with existing shareholders in order to achieve these goals. However, it is likely that in conjunction with any such suitable acquisition or merger, the Company would likely need to raise capital to provide the necessary working capital for the entity. The Company has no commitments at this time from third parties for any such financing and/or any acquisitions or mergers.

The Company faces many challenges. There is now no meaningful operating history to evaluate the Company's prospects for successful operations. The Company has operated in a highly competitive industry and has incurred operating losses and negative operating cash flow. Future losses are anticipated and the Company's plan to restructure its obligations, even if successful, may not result in the Company being able to raise the capital needed to effect the merger or acquisition of a suitable business.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Management plans include intentions to acquire an operating business. Management believes it can successfully complete an acquisition and raise sufficient capital that will enable the Company to continue as a going concern. However, there are no assurances that such a transaction will occur. The uncertainty of future funding and the lack of cash flow from operations raise substantial doubt

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

All of the information provided herein regarding the operations and the financial performance of the Company are provided for historical and financial reporting purposes. The operations and the respective performance for the fiscal year ending March 31, 2006 will provide no basis for any future activities.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and all highly liquid investments with maturity of three months or less when purchased.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange.

The carrying amount of accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. The terms of notes payable and other long-term obligations approximate the terms in the marketplace at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

Income Taxes

The Company accounts for income taxes utilizing the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the basis of assets and liabilities for financial reporting purposes and tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when management cannot determine whether or not it is likely that the net deferred tax asset will be realized.

Earnings/Loss Per Share

FASB Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128) provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

dilution of securities that could share in the earnings of the entity. At March 31, 2006 and 2005, potential common stock, consisting of stock options, warrants and convertible preferred stock totaling 1,695,445 and 1,827,111 shares, respectively, are excluded from the computation of diluted earnings per share because they are anti-dilutive. As the loss from continuing operations is the control number for the determination of whether securities are dilutive, such securities are considered anti-dilutive for the years ended March 31, 2006 and 2005.

The following table presents the computation of basic and diluted loss per share from continuing operations for the fiscal years ended March 31:

                                                                          Weighted
                                                     Loss              Average shares          Per share
                                              ------------------    -------------------    -----------------
2006
----
Net loss                                          $    (175,778)
Preferred stock dividend                                (73,350)
                                              ------------------
Loss to common stockholders                       $    (249,128)
                                              ==================

Basic loss per share                              $    (249,128)          7,281,537             $   (0.03)
Effect of dilutive securities                               N/A
Diluted loss per share                            $    (249,128)          7,281,537             $   (0.03)


2005
----
Net income                                        $   2,584,605
Discontinued Operations                              (2,757,617)
Preferred stock dividend                                (73,350)
                                              ------------------
Loss to common stockholders                       $    (246,362)
                                              ==================

Basic loss per share                              $    (246,362)          7,275,048             $   (0.03)
Effect of dilutive securities                               N/A
Diluted loss per share                            $    (246,362)          7,275,048             $   (0.03)



Stock-Based Compensation

The Company accounts for employee stock options or similar equity instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 defines a fair-value-based method of accounting for employee stock options or similar equity instruments. This statement gives entities a choice to recognize employee related compensation expense by adopting the new fair-value method or to measure compensation using the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 "Accounting for Stock Issued to Employees", the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effect of using fair value measurement criteria. The Company has elected to account for its stock-based compensation plans under APB No. 25

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

The Company has elected to account for its stock-based compensation plans under APB No. 25 and has therefore recognized no compensation expense in the accompanying financial statements for stock-based employee awards granted as the option price for all employee options grants exceeded the fair value of the Company's common stock on the date of grant. The Company did not grant any stock options in the fiscal year ended March 31, 2006. Additionally, the Company has computed, for pro forma disclosure purposes, the value of all options granted during 2005 using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                     2006               2005
                                                                                    Options            Options
                                                                                 --------------     -------------

Risk free interest rate                                                                   N.A.%             4.12%
Expected dividend yield                                                                   N.A.                 -
Expected lives                                                                            N.A.           5 years
Expected volatility                                                                       N.A.%           241.80%

If the Company had accounted for its stock-based employee compensation plans using a fair value based method of accounting, the Company's net income (loss) and income (loss) per common and common share equivalent would have been as follows:

                                                                                      Years ended March 31,
                                                                                 --------------------------------
                                                                                      2006               2005
                                                                                 --------------     -------------

Net income (loss) -- as reported                                               $      (175,778)   $    2,584,605
Add: stock-based employee compensation expense included in the determination
 of net income (loss)                                                                        -                 -
Less fair value of stock-based employee compensation expense                                 -              (992)
                                                                                 --------------     -------------

Net income (loss) -- pro forma                                                 $      (175,778)   $    2,585,597
                                                                                 ==============     =============

Net income (loss) per share (basic and diluted) -- as reported                 $         (0.03)   $         0.34
                                                                                 ==============     =============
Net income (loss) per share (basic and diluted) -- pro forma                   $         (0.03)   $         0.34
                                                                                 ==============     =============

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

The effects of applying SFAS No. 123 for pro forma disclosures for 2006 and 2005 are not likely to be representative of the effects on reported net loss and loss per common and common share equivalent for future years, because options vest over several years and additional awards generally are made each year.

New Accounting Pronouncements

In June 2003 the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" SFAS No. 150 requires certain instruments, including mandatorily redeemable shares, to be classified as liabilities, not as part of shareholders' equity or redeemable equity. For instruments that are entered into or modified after May 31, 2003, SFAS No. 150 is effective immediately upon entering the transaction or modifying the terms. For other instruments covered by Statement 150 that were entered into before June 1, 2003, Statement 150 is effective for the first interim period beginning after June 15, 2003. The Company has evaluated the provisions of SFAS No. 150. The redeemable preferred stock does not meet the criteria for classification as liabilities in accordance with SFAS No. 150. Therefore, all of preferred stock that was previously presented between liabilities and equity on the balance sheet remains presented as such.

In December 2004 the FASB issued a revised Statement 123 (SFAS 123R), "Accounting for Stock-Based Compensation" requiring public entities to measure the cost of employee services received in exchange for an award of equity instruments based on grant date fair value. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award -- usually the vesting period. The Company is evaluating the impact of this new pronouncement and does not expect the effect of implementation will have a significant impact on the Company's financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3." This Statement changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to voluntary changes as well as those changes required by an accounting pronouncement if that pronouncement does not include specific transition provisions. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle as opposed to being shown as a cumulative adjustment in the period of change. The Statement is effective for all changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to materially impact the Company.


NOTE 3 -- DISCONTINUED OPERATIONS

Dissolution of BASIS, Inc.

As a result of the dissolution action and process discussed in Note 1, at the time of dissolution BASIS, Inc. ("BASIS"), was not conducting any business and had not conducted any business for over one year.

All of the substantive, tangible and intangible assets of BASIS and Solid Systems, an operating division of BASIS, had been seized under the foreclosure action discussed herein, leaving approximately $3,000,000 of debt having been incurred by BASIS, Inc. with no assets from which payment could be made.

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

Under Arizona law, upon the dissolution of a corporation the ownership of any assets of the corporation pass, in trust, to its shareholders to be held and used to pay creditors of the dissolved corporation. Upon the dissolution of BASIS no assets passed to the Company because BASIS had no assets.

The Company does not otherwise hold any assets of BASIS. Consequently, management does not believe that a creditor of BASIS would be successful in asserting that the Company is to use any assets held by the Company to pay a claim owed a creditor of BASIS. The Company will contest any assertion that it has liability for the debt obligations of BASIS.

Many of the recorded obligations of BASIS have exceeded time limits under statutes of limitations. Management believes that there is no value to the remaining obligations due to the dissolution and the legal basis discussed above. The following summarizes the financial results of the dissolution of
BASIS:

                Accounts Payable        $ 1,471,258
                Sales Tax Payable           375,936
                Accrued Interest            180,725
                Other Accrued Expenses        6,788
                Notes Payable               722,910
                                        ------------
                Gain on Dissolution     $ 2,757,617
                                        ============

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

NOTE 4 -- NOTES PAYABLE

Notes payable as of March 31, 2006 are as follows:


Notes payable, interest at 2% per month, previously secured
 by various equipment, originally due on March 31, 1998, note is in default and is currently payable and collateralized
 by common stock.                                                $    100,000

Software purchase agreement for minimum royalties of $250,000, secured by purchased software, originally due on December
 31, 2001. Note is in default and has since been settled in
 a legal judgment.                                                     68,000

Note payable, interest at 8.5%, unsecured, principal and
 interest of $2,100 due monthly through March 31, 2004. Note
 is in default.                                                        60,186

Note payable, interest at 11% per annum on the outstanding
 principal, quarterly payments of $25,000 through October 12,
 2001. Note is in default.                                             75,000


Other unsecured notes requiring a total of $25,555 in monthly principal and interest payments with interest up to 24% per
 annum. The three notes are in default and currently due.              95,660
                                                                  ------------


Total notes payable                                              $    398,846
                                                                  ------------

The notes payable are all in default and currently payable. Due to the financial insolvency of the Company and the ongoing negotiations with the creditors, no interest was accrued on the above notes during 2006. The Company is attempting to negotiate payment terms with the creditors.


NOTE 5 -- INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Income taxes for years ended March 31, 2006 and 2005, is summarized as follows:

                                                     2006            2005

Current Provision (Benefit)                $      (129,000)   $     974,000
Deferred (Benefit) Provision                       129,000         (974,000)
                                             ----------------------------------

          Net income tax provision         $         - 0 -    $       - 0 -
                                             ==================================

The Company has net operating loss carryforwards approximating $9,012,000 for federal income tax purposes, which expire in varying amounts from 2021 through 2026. Utilization of the net operating loss carryforwards may be significantly limited or eliminated as a result of change in ownership as defined in Section 382 of the internal revenue code. The Company has net operating loss carryforwards approximating $1,849,000 for state income tax purposes, which expire in varying amounts from 2007 through 2012. Since there is no net income

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

tax effect and all operations are consolidated for income tax purposes, there is no allocation between continuing and discontinued operations.

A reconciliation of the difference between the provision for income taxes and the amount that would be computed using statutory federal and state income tax rates is as follows for the years ended March 31,:

                                         2006                   2005
                                         ----                   ----

Federal statutory rates             $  (51,890)   (29)%   $    879,000      34%
State income taxes                     (10,560)    (6)%        155,000       6%
(Utilization)/increase of valuation
  allowance associated with net
  operating loss carryforwards          69,899     40%      (1,053,000)   (40)%
Other                                   (7,449)     -%          19,000       -%
                                     -------------------------------------------
Effective rate                      $    - 0 -      0%    $      - 0 -       -%
                                     ===========================================

A detail of the net deferred tax asset is as follows:

                                          Years ended March 31,
                                     ------------------------------
                                          2006             2005
                                     -------------    -------------

Deferred tax assets:
 Net operating loss carryforward        3,070,000    $   3,004,000
 Intangible assets                         60,000           60,000
                                     -------------    -------------
Total deferred tax assets               3,130,000        3,064,000
                                     -------------    -------------

Less valuation allowance               (3,130,000)      (3,064,000)
                                     -------------    -------------

Net deferred tax assets             $           -    $           -
                                     =============    =============

Net deferred tax assets have been offset by a valuation allowance because of uncertainties that such assets will be realized. During the year ended March 31, 2006, the valuation allowance was increased by $70,000 representing the current operating loss of $176,000. During the year ended March 31, 2005, the valuation allowance was increased by $1,587,000 representing the utilization of the net operating loss carryforwards of $974,000, the reduction in the deferred income tax assets of $78,000 due to reversal of temporary differences and the expiration on net operating loss carryforwards of $535,000.


NOTE 6 -- CAPITAL STOCK

Common Stock

The Company issued no common stock in fiscal year ended March 31, 2005. The Company issued 26,316 shares of common stock in fiscal year ended March 31, 2006 in exchange for the conversion of $10,000 in debt. The trading value of the shares at the time the agreement was entered into was $394 resulting in a gain of $9,606.

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

Common Stock Warrants

As of March 31, 2006, a total of 700,000 shares of common stock are exercisable under warrants issued as consideration in connection with the renegotiation of a note. The exercise prices for the warrants is $0.75 per share of common stock, and bear expiration dates ranging from September 2006 through March 2007.


Series A Cumulative Convertible Preferred Stock

The Series A preferred stock agreement provides for dividends at the rate of 8%, payable quarterly in cash or shares of common stock at a stated price of $2.00 per share, at the discretion of the Company's Board of Directors. Cumulative unpaid dividends totaled approximately $64,000 and $56,000 at March 31, 2006 and 2005, respectively. Holders of Series A preferred stock have liquidation preference over holders of common stock and receive $6.00 per share plus accrued dividends, in the event of liquidation. The agreement defines a more than 50% change in voting power as a liquidation event.

Holders of Series A preferred stock may convert each share of Series A preferred stock into shares of common stock with a minimum stated value of $2.00 per share beginning after June 1998, at a conversion rate of $6.00 per preferred stock share (each share of Series A preferred is convertible into three shares of common stock), subject to adjustment. In addition, for each share of common stock received through conversion, holders were entitled to receive one warrant to purchase one share of common stock at the exercise price ($2.00 per share). Warrants issued under this agreement expired in December 2000.

Series A preferred stock is subject to conversion 12 months after the issuance, at the option of the Company, contingent upon an increase in the price of common stock equal to at least 150% of the conversion price ($3.00 per share, subject to adjustment).

Series B Cumulative Convertible Preferred Stock

In March 1998, the Company authorized 100,000 shares of 10% Series B Cumulative Convertible preferred stock (Series B preferred). The Series B preferred stock agreement provides for dividends at a rate of 10% of the issued and outstanding balance payable semi-annually beginning October 31, 1998, in cash or shares of common stock, subject to provisions in the agreement. Cumulative unpaid dividends totaled approximately $38,000 and $28,500 at March 31, 2006 and 2005, respectively.

Series B Preferred may be converted to common stock at the option of the shareholder. The conversion rate (4.44 common shares to be received per one preferred share) is calculated by dividing the stated value ($10) by the effective conversion price ($2.25).

During February 2001, certain holders of Series B preferred stock converted 62,500 shares of preferred stock into 277,782 shares of common stock at a conversion rate of 4.44 common shares to one preferred share. The Company may redeem Series B preferred at the stated value plus accrued dividends with at least 20 days notice to the shareholders and may not reissue any shares repurchased.

Holders of Series B preferred stock have liquidation preference over holders of common stock. In the event of liquidation, Series B preferred shareholders will receive $10 per share plus accrued dividends. The agreement defines a more than 50% change in voting power as a liquidation.

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

Series C Cumulative Preferred Stock

In December 1999, the Company authorized 100,000 shares of 10% Series C Cumulative Convertible preferred stock. The Series C preferred stock provides for dividends at the rate of 10% payable semi-annually beginning April 30, 2000, to be paid in cash or shares of common stock, subject to provision in the agreement. Cumulative unpaid dividends totaled approximately $223,400 and $167,550 at March 31, 2006 and 2005, respectively.

Series C preferred stock may be converted into common stock at the option of the shareholder. The conversion rate (4.44 common shares to be received per one preferred share) is calculated by dividing the stated value ($10) by the effective conversion price ($2.25), subject to adjustment.

The Company may redeem the Series C preferred stock at the stated value plus accrued dividends with at least 20 days notice to the shareholders and may not reissue any shares repurchased.

Holders of Series C preferred stock have liquidation preference over holders of common stock and receive $10 per share plus accrued dividends, in the event of liquidation. The agreement defines a more than 50% change in voting power as a liquidation.

In fiscal 2000, the Company issued 55,850 shares of Series C preferred stock to two entities in which officers of the Company hold interests. Of the 55,850 shares issued, the Company received $337,720 in cash and $220,780 in conversion of debt from a related party.

During the fiscal year ended March 31, 2006 and fiscal year ended March 31, 2005, no dividends were paid to holders of the Company's Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

All series of preferred stock do not embody unconditional obligations for redemption at a specified date or upon an event certain to occur. The Company's preferred stock is presented between equity and liabilities in the statement of financial position. Under Statement of Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the preferred stock does not fall within the definition of a liability.


NOTE 7 -- STOCK OPTION PLAN

During 1995, the Company's Board of Directors approved the 1994 Stock Option Plan (the "Plan"). The maximum number of shares that may be issued pursuant to the Plan, as amended, is 3,500,000, and the Plan expires March 29, 2011. Options granted under the Plan include incentive and nonqualified stock options, with vesting determined on the grant date, not to exceed ten years, and are exercisable over a ten-year maximum period at a price no less than 100% of the fair market value of the common stock at the date of grant.

                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2006

The following table summarizes the activity under the Company's stock option plan:

                                                                         Years ended March 31,
                                                       ----------------------------------------------------------
                                                                  2006                           2005
                                                       ---------------------------    ---------------------------
                                                                        Weighted                          Price
                                                         Number         Price Per      Number of           Per
                                                        of Shares         Share         Shares            Share
                                                       -----------    ------------    ------------    ------------

Options outstanding, beginning of year                    660,000   $        0.47       1,015,100   $        0.52
  Granted                                                       -               -          20,000            0.10
  Canceled/expired                                        (5,000)            0.50        (375,100)           0.58
  Exercised                                                     -                               -               -
                                                       -----------    ------------    ------------    ------------

Options outstanding, end of year                          655,000   $        0.47         660,000   $        0.47
                                                       ===========    ============    ============    ============

Options exercisable, end of year                          655,000   $        0.47         660,000   $        0.47
                                                       ===========    ============    ============    ============

Weighted average fair value of options granted                      $           -                   $       0.049
                                                                      ============                    ============

There were 2,845,000 options available for grant under the plan at March 31, 2006.

Options outstanding and exercisable by price range as of March 31, 2006 are as follows:

                                                   Weighted
                                                    Average         Weighted                          Weighted
                                                   Remaining        Average                           Average
                                  Options         Contractual       Exercise         Options          Exercise
Range of Exercise Prices        Outstanding          Life            Price         Exercisable         Price
                               --------------    -------------    -----------    ---------------    -----------

$0.50                                635,000             1.34   $       0.50            635,000   $       0.50
$0.10                                 20,000             3.00   $       0.10             20,000   $       0.10
                               --------------    -------------    -----------    ---------------    -----------

$0.10 - $0.50                        655,000             1.39   $       0.47            655,000   $       0.47
                               ==============    =============    ===========    ===============    ===========



NOTE 8 -- RELATED PARTY TRANSACTIONS

During the fiscal years ended March 31, 2005 and March 31, 2006, Mr. James M. Heim and Mr. Martin A. Diamond, who are executive officers of the Company, provided approximately $40,000 and $55,000, respectively, in capital financing to the Company in the form of payments of current operating expenses. These expenditures were critical to the ongoing operations. These expenses included accounting, auditing, SEC reporting and general operating and administrative expenditures related to the efforts to re-organize the creditors and efforts to secure capital. In addition, Mr. Heim deferred all of the $240,000 of compensation due under his employment agreement with the Company during the last two fiscal years and is included in accrued expenses on the balance sheet. These obligations which have been incurred since the foreclosure action in the prior fiscal year will be treated as priority obligations by the Company.


NOTE 9 -- COMMITMENTS AND CONTINGENCIES

The Company's administrative and accounting records are located in Tucson, Arizona in a storage facility consisting of approximately 300 square feet under a month-to-month lease. If the Company requires additional or alternate space within the next twelve months, the Company believes that space sufficient to meet its requirements will be available on commercially reasonable terms. Rent expense under operating leases for the years ended March 31, 2005 and 2006 was $2,509 and $2,300, respectively. There was one operating lease that had a remaining non-cancelable lease term in excess of one year at March 31, 2005. Minimum annual lease payments under this arrangement are $30,420 and $17,745 for the years ended March 31, 2005 and 2006 respectively. The lease expired in October 2005 and the total unrecorded liability for this lease as of March 31, 2006 is $48,165. Due to the financial insolvency of the Company, no liabilities have been recorded for the remaining lease term as of March 31, 2006.

Under its bylaws, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director's serving in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments the Company could be required to make is unlimited. However, the Company has had no operations since the foreclosure and minimal trading in its stock, and as a result, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of March 31, 2006.

The Company acknowledges the possibility that creditors and/or former employees in the future may file additional lawsuits. However, there have been no such specific asserted claims that have not been accrued for in the accompany balance sheet at March 31, 2006. As discussed in Note 3, management believes that there is little legal basis for creditors to make and enforce claims against its dissolved subsidiary.


                                    * * * * *